EXHIBIT B

                               COMDIAL CORPORATION
                    2002 EMPLOYEE AND NON-EMPLOYEE DIRECTOR
                              STOCK INCENTIVE PLAN


I.       PURPOSE.

         The purpose of this Comdial Corporation 2002 Employee and Non-Employee Director Stock Incentive Plan (the "2002 Plan") is to promote the growth and profitability of Comdial Corporation, a Delaware corporation (the "Corporation") by rewarding and incentivizing individuals who make valuable contributions to the Corporation's success, including officers and employees of the Corporation and its subsidiaries, and directors, consultants and advisors of the Corporation.

         The 2002 Plan has been approved by the Board of Directors effective as of July 2, 2002, and approved by the Company's stockholders on August 26, 2002. The 2002 Plan was amended on December ___, 2002, and has been updated to reflect the one-for-fifteen reverse stock split effectuated by the Corporation on November 26, 2002. The 2002 Plan is intended to replace the two stock option plans previously maintained by the corporation, the 1992 Stock Incentive Plan (as amended by the First Amendment dated March 23, 1995, Second Amendment dated August 7, 1995, Third Amendment dated February 6, 1996 and Fourth Amendment dated February 6, 1998) and the 1992 Non-Employee Directors Stock Incentive Plan (as amended by the First Amendment dated March 23, 1995, Second Amendment dated August 7, 1995, Third Amendment dated November 6, 1997 and fourth Amendment dated February 6, 1998), and previously approved by the stockholders.

II.      DEFINITIONS.

         The following terms shall have the meanings shown:

         2.1 "Board of Directors" or "Board" means the Board of Directors of the Corporation.

         2.2 "Change of Control" means any event described in Section 8.1.

         2.3 "Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time.

         2.4 "Committee" means the Committee appointed by the Board of Directors to administer the Plan pursuant to Article X of the Plan. This Committee may, but is not required to be, identical to the Compensation Committee.

         2.5 "Common Stock" means the common stock, par value $.01 per share, of the Corporation, except as provided in Section 8.2 of the Plan.


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         2.6 "Compensation Committee" shall mean the Compensation Committee of the Board of Directors. All persons appointed to be members of the Compensation Committee shall be directors who qualify as "non-employee directors" within the meaning of Rule 16b-3 and "outside directors" within the meaning of Treasury Regulation Section 1.162-27.

         2.7 "Consultant" shall mean any person (including corporations, partnerships and limited liability companies as well as individuals) engaged by the Corporation to perform services for the Corporation or any Subsidiary on a regular and on-going basis who is not a common law employee of the Corporation.

         2.8 "Date of Grant" means the date specified by the Plan Administrator on which a grant of Options, or a grant or sale of Restricted Shares shall become effective.

         2.9 "Director" means a person serving as a member of the Board of Directors, whether or not he or she is also an Employee.

         2.10 "Disability" means a medically diagnosable mental or physical condition which the Committee has determined, based on such medical evidence as it may find satisfactory, will prevent a Participant from performing his or her duties for the Corporation and is expected to be permanent.

         2.11 "Employee" means any person performing services for the Corporation or any Subsidiary as a common law employee. The Committee may, in its discretion, treat any individual as an Employee for purposes of this Plan even if he or she is not employed by the Corporation, including individuals who regularly perform services for the Corporation but are paid by another employer pursuant to an employee leasing agreement or similar staffing arrangement, as long as he or she could properly be classified as a common law employee of the Corporation for payroll tax purposes.

         2.12 "Executive Officer" means any Named Executive Officer and any other officer of the Corporation who is subject to the reporting requirements of
Section 16 of the Securities and Exchange Act of 1934.

         2.13 "Fair Market Value" means the fair market value of a share of Common Stock as determined by the Committee by reference to the closing price quotation, or, if none, the average of the bid and asked prices, reported on Nasdaq as of the most recent available date with respect to the sale of Common Stock.

         2.14 "Incentive Stock Options" or "ISOs" means Options intended to qualify for favorable tax treatment as incentive stock options under Code
Section 422.

         2.15 "Named Executive Officer" shall mean the Company's Chief Executive Officer and the four highest compensated officers (other than the Chief Executive Officer), as determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934.


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         2.16 "Nonstatutory Options" shall mean Options which are not intended to qualify as ISOs.

         2.17 "Option Agreement" means a written agreement between the Corporation and a Participant who has been granted Options under this Plan. Each Option Agreement shall be subject to the terms and conditions of the Plan.

         2.18 "Option Price" means, with respect to any Option, the amount designated in a Participant's Option Agreement as the price per share he or she will be required to pay to exercise the Option and purchase the shares subject to such Option.

         2.19 "Option" or "Options" means any rights granted to a Participant to purchase shares of Common Stock granted pursuant to Article IV of this Plan, including Incentive Stock Options subject to the additional requirements described in Article V.

         2.20 "Participant" shall mean any current or former Employee, or any Consultant or Director, who has been granted Options or Restricted Stock under the terms of this Plan.

         2.21 "Plan" means this Comdial Corporation 2002 Employee and Non-Employee Director Stock Incentive Plan, as the same may be amended from time to time.

         2.22 "Restricted Stock" means shares of Common Stock that are issued to eligible Participants and made subject to restrictions in accordance with
Article VI of the Plan.

         2.23 "Restricted Stock Agreement" means a written agreement between the Corporation and a Participant who has been granted or sold Restricted Stock pursuant to Article VI of the Plan.

         2.24 "Subsidiary" shall mean any corporation which, on the date of determination, qualifies as a subsidiary corporation of the Corporation under
Section 425(f) of the Code.

         2.25 "Ten Percent Shareholder" shall mean any qualified Participant who, at the time an ISO is granted owns (within the meaning of Section 425(d) of the Code) more than ten percent of the voting power of all classes of stock of the Corporation.

III.     ELIGIBILITY.

         3.1 Participation. The Committee may grant Options and/or awards of Restricted Stock under this Plan to any officer or other Employee of the Corporation or any Subsidiary. The Committee may grant Options and/or awards of Restricted Stock to any Director, subject to the restrictions in Section 3.3. In granting such awards and determining their form and amount, the Committee shall give consideration to the functions and responsibilities of the individual, his or her potential contributions to profitability and sound growth of the Corporation and such other factors as the Committee may, in its discretion, deem relevant.

         The Committee may also grant Options or awards of Restricted Stock to Consultants. In granting such awards and determining their form and amount, the Committee shall


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consider the extent of the individual's relationship to the Corporation, his or her potential contributions to its financial success, the potential adverse accounting consequences to the Corporation of stock option grants to Consultants, and such other factors as the Committee may, in its discretion, deem to be relevant.

         3.2 Executive Officers. Notwithstanding Section 3.1 or any other provisions of this Plan, any Named Executive Officer shall not be granted Options, or awards of Restricted Stock unless the grant has been approved by the Compensation Committee, and all grants to Executive Officers must be approved in advance by either the Committee or the Compensation Committee.

        3.3 Directors. Members of the Board of Directors who are officers of the Corporation or Consultants shall be eligible for Options or other awards under this Plan on the same terms as other officers or Consultants. Other members of the Board of Directors who are not Employees shall be eligible for Options or Restricted Stock awards to the extent specified in such general policy on compensation of nonemployee Directors as may be established by the Board of Directors.

IV.      OPTIONS.

         4.1 Terms and Conditions. Subject to Section 3.2 and 3.3, the Committee may, in its sole discretion, from time to time grant Options to any officer, Employee, Director or Consultant of the Corporation or any Subsidiary selected by the Committee pursuant to Section 3.1. The grant of an Option to a Participant shall be evidenced by a written Option Agreement in substantially the form approved by the Committee. Such Option shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the terms of this Plan, as the Committee may determine to be appropriate.

                  (a) Shares Covered. The Committee shall, in its discretion, determine the number of shares of Common Stock to be covered by the Options granted to any Participant. The maximum number of shares of Common Stock with respect to which Options may be granted to any Participant during any one calendar year is 333,333 shares.

                  (b) Exercise Period. The term of each Option shall be for such period as the Committee shall determine, but for not more than ten years from the Date of Grant thereof. The Committee shall also have the discretion to determine when each Option granted hereunder shall become exercisable, and to prescribe any vesting schedule limiting the exercisability of such Options as it may deem appropriate.

                  (c) Option Price. The Option Price payable for the shares of Common Stock covered by any Option shall be determined by the Committee, but shall in no event be less than the Fair Market Value of Common Stock on the Date of Grant.

                  (d) Exercise of Options. A Participant may exercise his or her Options from time to time by written notice to the Corporation of his or her intent to exercise the Options with respect to a specified number of shares. The specified number of shares will be issued and transferred to the Participant upon receipt by the Corporation of (i) such notice and (ii) payment in


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full for such shares, and (iii) receipt of any payments required to satisfy the
Corporation's tax withholding obligations pursuant to Section 7.3.

                  (e) Payment of Option Price Upon Exercise. Each Option Agreement shall provide that the Option Price for the shares with respect to which an Option is exercised may be paid to the Corporation at the time of exercise, in the form of (i) cash, (ii) delivery to the Corporation of whole shares of Common Stock already owned by the Participant for at least six months, valued at their Fair Market Value on the day immediately preceding the date of exercise, (iii) at the discretion of the Committee, a recourse promissory note secured by a pledge of the shares of Common Stock and a personal guarantee, or
(iv) a combination of any of the above equal to the Option Price for the shares.

                  (f) Cashless Exercises. Alternatively, the Corporation may permit the Participant to exercise an Option by delivery of a signed, irrevocable notice of exercise, accompanied by payment in full of the Option Price by the Participant's stockbroker and an irrevocable instruction to the Corporation to deliver the shares of Common Stock issuable upon exercise of the Option promptly to the Participant's stockbroker for the Participant's account, provided that at the time of such exercise, such exercise would not be illegal under the federal securities laws, including laws governing margin loans.

         4.2      Effect of Termination.

                  (a) If a Participant's employment or other relationship with the Corporation (or with the relevant Subsidiary) terminates for any reason other than retirement, disability or death, his or her vested Options shall terminate ninety (90) days from the date of termination of employment or other relationship, and his or her unvested Options shall terminate immediately upon the date of the termination of employment or other relationship; provided that, the Committee may determine, in its sole discretion, at the time of the grant that the Participant's Option Agreement should provide for an extended exercise period after such termination of employment or other relationship.

                  (b) Any Option Agreement may, in the Committee's sole discretion, include such provisions as the Committee deems advisable with respect to the Participant's right to exercise the Option subsequent to retirement, or subsequent to termination of such employment (or other relationship) by reason of total and permanent disability (within the meaning of
Section 22(e)(3) of the Code); provided, that, in no event shall any Option be exercisable after the fixed termination date set forth in the Participant's Option Agreement pursuant to Section 4.1(b); and provided further that no ISO shall be exercisable at any time subsequent to the expiration of the period of three (3) months from the date of retirement, or twelve (12) months from the date of termination.

                  (c) Any Option Agreement may, in the Committee's sole discretion, provide that, in the event of the Participant's death while he or she has the right to exercise his or her Options, the Options may be exercised (to the extent they had become exercisable prior to the time of the Participant's death), during such period of up to one year after date of the Participant's death as the Committee deems to be appropriate, by the personal representative of the Participant's estate, or by the person or persons to whom the Options shall have been transferred by will or by the laws


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of descent and distribution; provided that, in no event shall any option be exercisable after the fixed termination date set forth in the Participant's Option Agreement.

                  (d) Any Option Agreement may, in the Committee's sole discretion, provide that, in the event the Participant continues to actively perform services for the Corporation as a Consultant or Non-Employee Director after his or her employment terminates, his or her Options shall continue to be exercisable during any period in which he or she is actively performing such services as a Consultant, but in no event after the fixed termination date set forth in the Option Agreement pursuant to Section 4.1(b).

                  (e) The Committee may, in its sole discretion, decide at the time an Option is granted that the Participant's Option Agreement should include such terms as the Committee determines are desirable providing for accelerated vesting and exercisability of all or part of the Participant's Options if the Participant's employment or consulting relationship with the Corporation is terminated prematurely, including upon termination (i) without good cause, (ii) in connection with a Change in Control as defined in Section 7.1 below, or (iii) in violation of the terms of any agreement between the Corporation and the Participant.

                  (f) For purposes of this Section 4.2, the Committee shall determine the date of termination of any Participant, based on its judgment as to when the Participant is no longer employed as a common law employee or Consultant of the Corporation or any Subsidiary. Part-time or non-exclusive employment by the Corporation may be considered employment by the Corporation as long as the Participant is treated as an Employee for purposes of FICA and payroll taxes, as shall employment by a Subsidiary. In addition, the Committee shall have full discretion to determine whether a Participant's reduction in hours, medical or disability leave, FMLA leave, absence on military or government service, or other authorized leave of absence, shall constitute a termination of employment for purposes of this Plan.

                  (g) If a Non-Employee Director shall cease to serve as a member of the Board of Directors as a result of such Non-Employee Director resignation from the Board (other than as a result of retirement or total Disability) or such Non-Employee Director's decision not to stand for reelection at the expiration of his or her term of office, or such Non-Employee Director is not nominated by the Board to stand for election at the Special Stockholders' Meeting at which his or her term of office expires, or, if nominated, such person is not reelected, then all Options held by such Participant may be exercised at any time within three (3) years after the date of such cessation of service; provided, however, (i) only Options exercisable by the Participant at the time of the cessation of service as a Non-Employee Director may be exercised after such cessation, and (ii) no Option may be exercised after the expiration date of such Option.

                  If a Participant is removed from the Board by the stockholders of the Company for cause (for these purposes, cause shall include, but not be limited to, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his or her duties and responsibilities for any reason other than illness or incapacity), then all unexercised Options held by such Participant shall immediately be canceled and terminate.


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         4.3 Incentive Stock Options. The Options granted under this Plan may be either Incentive Stock Options or options not intended to constitute incentive stock options qualifying under Code Section 422; provided that, Incentive Stock Options may only be granted to individuals who are Employees; and further provided, any Incentive Stock Option shall be subject to the additional requirements stated in Article V of this Plan.

         4.4 Non-Assignability. Options granted under this Plan shall generally not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, or as described in the next paragraph. Notwithstanding the foregoing, the Committee may, in its discretion, permit an individual Participant to transfer all or a portion of his or her Options to members of his or her immediate family, to trusts for the benefit of members of his immediate family, or to family partnerships in which immediate family members are the only partners, provided that the Participant may receive no consideration for such transfers, and that such Options shall still be subject to termination in accordance with Section 4.2 above in the hands of the transferee. The Committee may also, in its discretion, permit a Consultant to transfer all or a portion of the Options granted by reason of services he or she performs for the Corporation as an employee or partner of a consulting firm to his or her consulting firm, provided that such Options shall still be subject to termination in accordance with Section 4.2 above in the hands of the transferee, or permit a Consultant which is organized as a partnership or limited liability company to transfer the Options to its members, subject to termination in accordance with Section 4.2 if the Consultant ends its relationship with the Corporation.

         4.5 Covenants Not to Compete. The Committee may, in its discretion, condition any Option granted to an Employee, Consultant or Director on such Participant's agreement to enter into such covenant not to compete with the Corporation as the Committee may deem to be desirable. Such covenant not to compete shall be set forth in the Participant's Stock Option Agreement, and the Stock Option Agreement shall provide that the Option shall be forfeited immediately, whether otherwise vested or not, if the Board of Directors determines that the Participant has violated his or her covenant not to compete. In addition, in the Committee's discretion, the Participant's Stock Option Agreement may also provide that if the Participant breaches his or her covenant not to compete, the Corporation shall have the right to repurchase any shares of Common Stock previously issues to the Participant pursuant to an exercise of the Option, at a repurchase price equal to the Option Price paid by the Participant.

        4.6 Authority to Waive Restrictions on Exercisability. The Board of Directors may, in its discretion, determine at any time that all or any portion of the Options granted to one or more Participants under the Plan shall, notwithstanding any restrictions on exercisability imposed or stated in the Option Agreement pursuant to Section 4.1(b), become immediately exercisable in full. The Board of Directors may make such further adjustments to the terms of such Options as it may deem necessary or appropriate in connection therewith, including amending the Option Agreement to recognize that all or a portion of the Options no longer qualify as ISOs under Section 5.

V.       INCENTIVE STOCK OPTIONS.

         The Committee may, in its discretion, specify that any Options granted to a Participant who is an individual employed by the Corporation or a Subsidiary as an Employee shall be ISOs


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qualifying under Code Section 422 as may be amended from time to time with any such amendment to be incorporated herein without further shareholder approval.

          5.1 Each Stock Option Agreement which provides for the grant of ISOs shall expressly state that such Options are intended to qualify as ISOs. Each provision of the Plan and of each Stock Option Agreement relating to an Option designated as an ISO shall be construed so that such Option qualifies as an ISO, and any provision that cannot be so construed shall be disregarded.

         5.2 Any Options granted under this Plan which are designated as ISOs shall comply with the following additional requirements:

                  (a) The aggregate Fair Market Value (determined at the time an ISO is granted) of the shares of Common Stock (together with all other stock of the Corporation and all stock of any Parent or Subsidiary) with respect to which the ISOs may first become exercisable by an individual Participant during any calendar year, under all stock option plans of the Corporation (or any Parent or Subsidiaries) shall not exceed $100,000. To the extent this limitation would otherwise be exceeded, the Option shall be deemed to consist of an ISO for the maximum number of shares which may be covered by ISOs pursuant to the preceding sentence, and a nonstatutory option for the remaining shares subject to the Option.

                  (b) The Option Price payable upon the exercise of an ISO shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant.

                  (c) In the case of an ISO granted to a Participant who is a Ten Percent Shareholder of the Corporation, the period of the Option shall not exceed five years from the Date of Grant, and the Option Price shall not be less than 110 percent of the Fair Market Value of Common Stock on the Date of Grant.

                  (d) No ISO granted under this Plan shall be assignable or transferable by the Participant, except by will or by the laws of descent and distribution. During the life of the Participant, any ISO shall be exercisable only by the Participant.

                  (e) Any ISO granted under the Plan shall terminate no more than ninety (90) days after termination of the Participant's employment as an Employee, except that pursuant to Section 4.2(b) and (c) above such exercise period may be extended for up to one year after the date of any termination of employment by reason of the Participant's death or disability.

VI.      RESTRICTED STOCK.

         6.1 Rights As A Shareholder. The Committee may, in its discretion, grant a Participant an award consisting of shares of Restricted Stock. At the time of the award, the Committee shall cause the Corporation to deliver to the Participant, or to a custodian or an escrow agent designated by the Committee, a certificate or certificates for such shares of Restricted Stock, registered in the name of the Participant. The Participant shall have all the rights of a stockholder with respect to such Restricted Stock, subject to the terms and conditions, including forfeiture or resale to such Corporation, if any, as the Committee may determine to be desirable pursuant to Section 6.3 of the


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Plan. The Committee may designate the Corporation or one or more of its executive officers to act as custodian or escrow agent for the certificates.

         6.2      Awards and Certificates.

                  (a) A Participant granted an award of Restricted Stock shall not be deemed to have become a stockholder of the Corporation, or to have any rights with respect to such shares of Restricted Stock, until and unless such Participant shall have executed a restricted stock agreement or other instrument evidencing the award and delivered a fully executed copy thereof to the Corporation and otherwise complied with the then applicable terms and conditions of such award.

                  (b) When a Participant is granted shares of Restricted Stock, the Corporation shall issue a stock certificate or certificates in respect of shares of Restricted Stock. Such certificates shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such award substantially in the following form:

                            "The transferability of the shares of stock
                  represented by this Certificate are subject to the terms and conditions (including forfeiture) of a Restricted Stock Agreement entered into between the registered owner and Comdial Corporation. A copy of such Agreement is on file in the offices of the Secretary of the Corporation, 106 Cattlemen Road, Sarasota, Florida, 34232.

                  (c) Except as may be otherwise determined by the Committee (or as required in order to satisfy the tax withholding obligations imposed under
Section 10.3 of this Plan), Participants granted awards of Restricted Stock under this Plan will not be required to make any payment or provide consideration to the Corporation other than the rendering of services.

         6.3 Restrictions and Forfeitures. Restricted Stock awarded to a Participant pursuant to this Article VI shall be subject to the following restrictions and conditions:

                  (a) During a period set by the Committee of not less than six
(6) months, but not more than ten (10) years, commencing with the date of an award (the "Restriction Period"), the Participant will not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded to him or her. Within these limits, the Committee may provide for the lapse of such restrictions in installments where deemed appropriate.

                  (b) Except as provided in Section 6.3(a), the Participant shall have with respect to the Restricted Stock all of the rights of a stockholder of the Corporation, including the right to vote the shares and receive dividends and other distributions.

                  (c) Subject to the provisions of Section 6.3(d), upon any termination of the Participant's employment or other relationship with the Corporation during the Restriction Period for any reason, all shares of Restricted Stock with respect to which the restrictions have not yet expired shall be forfeited to the Corporation, or, in the case of shares of Restricted Stock sold to the Participant, repurchased by the Corporation at the initial purchase price.


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                  (d) In the event of a Participant's retirement from his or her employment (or other relationship) with the Corporation, total Disability, or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Corporation, waive in whole or in part any or all remaining restrictions with respect to such Participant's Restricted Stock.

                  (e) Notwithstanding the other provisions of this Section 6.3, the Committee may adopt rules which would permit a gift by a Participant of shares of Restricted Stock to a spouse, child, stepchild, grandchild or to a trust the beneficiary or beneficiaries of which shall be either such a person or persons or the Participant, provided that the Restricted Stock so transferred shall be similarly restricted. The Committee may also, in its discretion, permit a Consultant to transfer all or a portion of the Restricted Stock granted by reason of services he or she performs for the Corporation as an employee or partner of a consulting firm to his or her consulting firm, provided that such Restricted Stock shall still be subject to termination in accordance with Subsection 7.3(c) above in the hands of the transferee, or permit a Consultant which is organized as a partnership or limited liability company to transfer its Restricted Stock to its members, subject to termination in accordance with
Section 6.3(c) if the Consultant ends its relationship with the Corporation.

                  (f) Any attempt to dispose of shares of Restricted Stock in a manner contrary to the restrictions set forth herein shall be ineffective.

                  (g) Nothing in this Section 6.3 shall preclude a Participant from exchanging any Restricted Stock for any other shares of the Common Stock that are similarly restricted.

VII.     CHANGE IN CONTROL TRANSACTIONS.

         7.1 Change in Control. For purposes of this Plan, a "Change in Control" shall include any of the events described below:

                  (a) The acquisition in one or more transactions of more than fifty-one percent (51%) of the Corporation's outstanding Common Stock, or the equivalent in voting power of any classes or classes of securities of the Corporation entitled to vote in elections of directors by any corporation, or other person or group (within the meaning of Section 14(d)(2) of the Securities Exchange Act of 1934, as amended);

                  (b) Any merger or consolidation of the Corporation into or with another corporation in which the Corporation is not the surviving entity, or any transfer or sale of substantially all of the assets of the Corporation or any merger or consolidation of the Corporation into or with another corporation in which the Corporation is the surviving entity and, in connection with such merger or consolidation, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for other stock or securities of the Corporation or any other person, or cash, or any other property.


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                  (c) Any person, or group of persons, commences a tender offer for at least fifty-one percent (51%) of the Corporation's Common Stock.

         7.2 Effect of Change in Control. In the event of a pending or threatened Change in Control, the Committee may, in its sole discretion, take any one or more of the following actions with respect to any one or more Participants (other than with respect to Named Executive Officers):

                       (i) Accelerate the exercise dates of any outstanding
                  Options and make outstanding Options fully vested and exercisable;

                       (ii) Determine that all or any portion of conditions
                  associated with a Restricted Stock award have been met;

                       (iii) Grant a cash bonus award to any of the holders of
                  outstanding Options;

                       (iv) Pay cash to any or all Option holders in exchange
                  for the cancellation of their outstanding Nonstatutory Options or Restricted Stock;

                       (v) Make any other adjustments or amendments to the
                  Plan and outstanding Options, or Restricted Stock awards and/or substitute new Options or other awards.

         With respect to any Named Executive Officer, any such action shall be effective only if it is approved by Compensation Committee comprised exclusively of outside directors within the meaning of Code Section 2(m).

         In exercising its authority under this Section 7.2, the Committee shall consider any adverse accounting or federal income tax consequences that may result from any acceleration of vesting or repurchase of Options. The Committee shall have no duty to apply any action taken under this Section uniformly to all Participants, and may choose, in its sole discretion, whether or not the Options or Restricted Stock held by any particular Participant will be affected (subject to any pre-existing provisions in the Participant's Option Agreement or employment agreement with the Corporation requiring accelerated vesting upon a Change in Control).

         7.3 Involuntary Termination Following a Change in Control. If a Participant's employment with the Corporation (or its successor) is involuntarily terminated without cause during the period of twelve (12) months following a Change in Control, and the Participant's Options and Restricted Stock had not already become fully vested pursuant to Section 7.2 as a result of the Change in Control, the Participant's Options shall become fully vested and immediately exercisable in full for a period lasting for at least ninety (90) days after the date of the Participant's termination, and any Restricted Stock award held by the Participant shall become fully vested and nonforfeitable.


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VIII.    AGGREGATE LIMITATION ON SHARES OF COMMON STOCK.

         8.1 Number of Shares of Common Stock.

                  (a) Shares of Common Stock which may be issued to Participants pursuant to Options, or Restricted Stock awards granted under the Plan may be either authorized and unissued shares of Common Stock or of Common Stock held by the Corporation as treasury stock.

                  (b) The number of shares of Common Stock reserved for issuance under this Plan shall not exceed 1,000,000 shares of Common Stock available under the Plan, subject to such adjustments as may be made pursuant to Section 8.2.

                  (c) For purposes of Section 8.1(b), upon the exercise of an Option, the number of shares of Common Stock available for future issuance under the Plan shall be reduced by the number of shares actually issued to the Participant, exclusive of any shares surrendered to the Corporation as payment of the Option price.

                  (d) Any shares of Common Stock subject to an Option which for any reason is cancelled, terminates unexercised or expires, shall again be available for issuance under the Plan.

                  (e) In the event that any award of Restricted Stock is forfeited, cancelled or surrendered for any reason, the shares of Common Stock constituting such Restricted Stock award shall again be available for issuance under the Plan.

         8.2 Adjustments of Stock. In the event of any change or changes in the outstanding Common Stock of the Corporation by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or any similar transaction, the Board of Directors shall adjust the number of shares of Common Stock which may be issued under this Plan, the number of shares of Common Stock subject to Options theretofore granted under this Plan, the Option Price of such Options, the number of shares of Restricted Stock shall each be adjusted and make any and all other adjustments deemed appropriate by the Board of Directors in such manner as the Board of Directors deems appropriate to prevent substantial dilution or enlargement of the rights granted to any Participant.

         New option rights may be substituted for the Options granted under the Plan, or the Corporation's duties as to Options outstanding under the Plan may be assumed by a Subsidiary, by another corporation or by a parent or subsidiary (within the meaning of Section 425 of the Code) of such other corporation, in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Corporation is involved. In the event of such substitution or assumption, the term Common Stock shall thereafter include the stock of the corporation granting such new option rights or assuming the Corporation's duties as to such Options.


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


IX.      MISCELLANEOUS.

         9.1 General Restriction. Any Option or Restricted Stock award granted under this Plan shall be subject to the requirement that, if at any time the Committee shall determine that any registration of the shares of Common Stock, or any consent or approval of any governmental body, or any other agreement or consent, is necessary as a condition of the granting of an Option or other award, or the issuance of Common Stock in satisfaction thereof, such Common Stock will not be issued or delivered until such requirement is satisfied in a manner acceptable to the Committee.

         9.2 Withholding Taxes.

                  (a) If the Corporation determines that the Corporation has any tax withholding obligation with respect to a Participant, the Corporation shall have the right to require that Participant to remit to the Corporation an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any shares of Common Stock under the Plan.

         If a Participant sells, transfers, assigns or otherwise disposes of shares of Common Stock acquired upon the exercise of an ISO within two (2) years after the date on which the ISO was granted or within one (1) year after the receipt of the shares of Common Stock by the Participant, the Participant shall promptly notify the Corporation of such disposition and the Corporation shall have the right to require the Participant to remit to the Corporation the amount necessary to satisfy any federal, state and local tax withholding requirements imposed on the Corporation by reason of such disposition.

                  (b) The Corporation shall have the right to withhold from payments made in cash to a Participant under the terms of the Plan, an amount sufficient to satisfy any federal, state and local withholding tax requirements imposed with respect to such cash payments.

                  (c) Amounts to which the Corporation is entitled pursuant to
Section 9.2(a) or (b), may be paid, at the election of the Participant and with the approval of the Committee, either (i) paid in cash, (ii) withheld from any salary or other compensation payable to the Participant by the Corporation, including cash payments made under this Plan, or (iii) in shares of Common Stock otherwise issuable to the Participant upon exercise of an Option, that have a Fair Market Value on the date on which the amount of tax to be withheld is determined (the "Tax Date") not less than the minimum amount of tax the Corporation is required to withhold. A Participant's request to have shares of Common Stock withheld that are otherwise issuable shall be in writing, shall be irrevocable upon approval by the Committee, and shall be delivered to the Corporation prior to the exercise of an Option.

                  (d) Tax Loans. In the discretion of the Board of Directors, the Company may make a loan to a Participant in connection with the exercise of an Option in an amount not to exceed the grossed up amount of any Federal and state taxes payable in connection with such exercise, for the purpose of assisting such Participant to exercise such Option. Any such loan may be secured by the related shares of Common Stock or other collateral deemed adequate by the Board of Directors and will comply in all respects with all applicable laws and regulations. The Board of Directors may adopt policies regarding eligibility for such loans, the maximum amounts thereof and any terms and conditions not specified in the Plan upon which such loans will be made. In no event will the interest rate be lower than the minimum rate at which the Internal Revenue Service would not impute additional taxable income to the Participant.

         9.3 Investment Representation. If the Committee determines that a written representation is necessary in order to secure an exemption from registration under the Securities Act of 1933, the Committee may demand that the Participant deliver to the Corporation at the time of any exercise of any Option, or at time of the transfer of shares of Restricted Stock, any written representation that Committee determines to be necessary or appropriate for such purpose, including but not limited to a representation that the shares to be issued are to be acquired for investment and not for resale or with a view to the distribution thereof. If the Committee makes such a demand, delivery of a written representation satisfactory to the Committee shall be a condition precedent to the right of the Participant to acquire such shares of Common Stock.

         9.4 Non-Uniform Determinations. The Committee's determinations under this Plan (including without limitation its determinations of the persons to receive Options or awards of Restricted Stock, the form, amount and timing of such awards and the terms and provisions of such awards) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, awards under this Plan, whether or not such Participants are similarly situated.

         9.5 No Rights as Shareholders. Participants granted Options under this Plan shall have no rights as shareholders of the Corporation as applicable with respect thereto unless and until certificates for shares of Common Stock are issued to them.

         9.6 Transfer Restrictions. The Committee may determine that any Common Stock to be issued by the Corporation upon the exercise of Options shall be subject to such further restrictions upon transfer as the Committee determines to be appropriate.

        9.7 No Right to Employment. Nothing in this Plan or in any Option Agreement entered into pursuant to it shall confer upon any participating employee the right to continue in the employment of the Corporation or affect any right which the Corporation may have to terminate the employment of such participating employee. Similarly, nothing in this Plan or in any Option Agreement entered into pursuant to it shall confer upon any participating Non-Employee Director, Advisor or Consultant the right to continue his or her relationship with the Corporation or affect any right which the Corporation may have to terminate such relationship.

         9.8 Fractional Shares. The Corporation shall not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Board of Directors may provide for the elimination of fractions or for the settlement thereof in cash.

        9.9 General Restriction. Any Option granted under this Plan shall be subject to the requirement that, if at any time the Board of Directors shall determine that any registration of the shares of Common Stock, or any consent or approval of any governmental body, or any other agreement or consent, is necessary as a condition of the granting of an Option, or the issuance of

Common Stock in satisfaction thereof, such Common Stock will not be issued or delivered until such requirement is satisfied in a manner acceptable to the Board of Directors.

X.       ADMINISTRATION OF THE PLAN.

         10.1     Committee.

                  (a) The Plan shall be administered on a day to day basis by the Board of Directors or, if the Board determines it is desirable to delegate its authority to administer the Plan, by a Committee appointed by the Board of Directors. The Plan Committee appointed by the Board may be the Compensation Committee of the Board of Directors or one or more directors or executive or officers of the Corporation serving under the supervision of such Compensation Committee, and, except as expressly stated otherwise in this Plan with respect to Executive Officers, need not be composed of directors or directors who qualify as "disinterested" within the meaning of SEC Rule 16b-3. The Plan Committee shall serve at the pleasure of the Board of Directors.

                  (b) If the Committee is not the Board of Directors, the Committee shall be monitored and supervised by the Compensation Committee of the Board of Directors with respect to any actions related to Named Executive Officers. All grants of Options or Restricted Stock to Executive Officers shall be approved in advance by the Compensation Committee.

                  (c) The Committee shall have the authority, in its discretion but subject to Sections 3.2 and 3.3 of this Plan, and subject to the overall supervision of the Compensation Committee or the Board, from time to time: (i) to grant Options, or shares of Restricted Stock to eligible employees, Directors and Consultants, as provided for in this Plan; (ii) to prescribe such limitations, restrictions and conditions upon any such awards as the Committee shall deem appropriate; or (iii) to determine the periods during which Options may be exercised and to accelerate the exercisability of outstanding Options, or the vesting of Restricted Stock, as it may deem appropriate;

                  (d) The Committee shall have the authority, in its discretion, from time to time, to: (i) modify, cancel, or replace any prior Options or other awards and to amend the relevant Option Agreements or Restricted Stock Agreements with the consent of the affected Participants, including amending such agreements to amend vesting schedules, extend exercise periods or increase or decrease the Option Price for Options, as it may deem to be necessary; and
(ii) to interpret the Plan, to adopt, amend and rescind rules and regulations relating to the Plan, and to make all other determinations and to take all other action necessary or advisable for the implementation and administration of the Plan. A majority of the Committee shall constitute a quorum, and the action of a majority of members of the Committee present at any meeting at which a quorum is present, or acts unanimously adopted in writing without the holding of a meeting, shall be the acts of the Committee.

                  (e) All actions taken by the Committee shall be final, conclusive and binding upon any eligible Participant. Neither the Committee nor any members of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any award thereunder.

XI.      AMENDMENT AND TERMINATION.

         11.1 Amendment or Termination of the Plan. The Board of Directors may at any time terminate this Plan or any part thereof and may from time to time amend this Plan as it may deem advisable, provided however, the Board of Directors shall obtain stockholder approval of any amendment for which stockholder approval is required under Section 422 of the Code, or for which stockholder approval requirements are imposed on the corporation by the listing rules of any stock exchange on which the common stock is listed. The termination or amendment of this Plan shall not, without the consent of the Participant, affect any Participant's rights under an award previously granted, provided however, the Board of Directors shall have the right without the consent of any Participant to terminate the Plan and terminate any options previously granted to Participants under the Plan if the Corporation makes adequate provision for the payment to any such Participant, for any vested options, of the excess of the Fair Value of the covered shares over the exercise price of such vested options, with any unvested options and options with exercise prices in excess of the Fair Value being terminated without any payment to or further action or consent of any Participants. For purposes of this Section 11.1 Fair Value shall be the Fair Market Value unless the Board of Directors approves a transaction for the sale of the Corporation which equates to a higher per share value.

         11.2 Term of Plan. Unless previously terminated pursuant to Section 11.1, the Plan shall terminate on August 26, 2012, the tenth anniversary of the date on which the Plan became effective, and no Options, or awards of Restricted Stock may be granted on or after such date.